225 Franklin Street Boston, MA 02110-2804 United States of America

News Release
For Release:	IMMEDIATELY

Contact:	Ronald L. O’Kelley	Investors:	Elizabeth Corse	Media:	Hannah Grove
	+1 617/664-1110		+1 617/664-3477		+1 617/664-3377

STATE STREET CORPORATION ANNOUNCES

FIRST QUARTER OPERATING EPS OF 93¢

Boston, MA ... April 17, 2001

    State Street Corporation announced today first quarter operating earnings per share of $0.93 compared to the record $0.92 per share reported in the first quarter of 2000. Operating results for the first quarter 2001 exclude the write-off of $50 million, or $0.20 per share after tax, of State Street’s investment in Bridge Information Systems.

     Total operating revenue on a taxable-equivalent basis of $946 million increased from $930 million. Adjusted for the formation of the CitiStreet joint venture in April 2000, operating revenue increased 7%. Operating earnings were $154 million, up from $150 million last year, and return on stockholders’ equity was 18.2%.

     David A. Spina, chairman and chief executive officer, commented, "Continuing revenue from our strong client relationships and new revenue from important business wins enabled State Street to offset some of the effects of difficult market conditions in the first quarter of this year. Our global expansion is another important growth driver. Business in Japan and the United Kingdom was especially strong in the first quarter, with revenue increasing 30% and more than 50% respectively. Given the decline in world equity valuations that is slowing revenue growth overall, we are taking steps to reduce the growth rate of operating expenses, while we continue to pursue aggressively our strategic priorities."

     Mr. Spina added, "An important element of our commitment to creating value for our stockholders is our emphasis on revenue growth. Our aim is to grow real revenue at a compound annual growth rate of 12.5% for the years 2000-2010. A large and stable base of clients around the world – in addition to our superior focus, experience, and technology – give us a solid foundation for this future growth."

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     State Street earns fee revenue and net interest revenue by providing sophisticated global investors with integrated products and services to support and enhance their financial strategies. Fee revenue comprised 73% of the corporation’s operating revenue in the first quarter.

     Servicing fees derived from accounting, administration, custody, daily pricing, securities lending, performance and analytics, compliance monitoring, and operations outsourcing for investment managers were up 12% in the first quarter, to $390 million. Strong new business, especially from existing clients in the United States and new clients in the United Kingdom, drove growth in servicing fees from mutual and collective funds clients. Growth in servicing fees from U.S. pension plan clients reflects strength in securities lending revenue and the installation of new clients. Total assets under custody decreased 7% from a year earlier, to $5.8 trillion, reflecting declining equity markets values.

     Management fees from investment management services, delivered through State Street Global Advisors, were $126 million, compared to $181 million in the first quarter of 2000. The prior year included revenue from businesses now part of CitiStreet; when adjusted for the impact of the joint venture, management fees declined 9%. The impact of declining equity market values and reduced performance fees offset growth from new business. Total assets managed were $703 billion, compared to $720 billion a year ago.

     Foreign exchange trading revenue was $99 million for the quarter, compared to $106 million a year ago, reflecting strong trading volumes. State Street continues to increase its client base with the success of Global Link®, its sophisticated e-finance network providing research and execution services for institutional investors.

     Taxable-equivalent net interest revenue for the first quarter was $261 million, up $33 million, or 14%, from a year ago. State Street provides repurchase agreements and deposit services for clients’ investment activities, which drives net interest revenue. Average volume for these instruments increased 9% from a year ago, driving growth in interest-earning assets, which offset some compression in the interest-rate spread.

     Operating expenses were $699 million, up $15 million, or 2%, from the first quarter of 2000. Adjusted for the formation of CitiStreet, total first-quarter expenses increased 9%, to support strong new business installations and strategic priorities. Salaries and benefits expenses rose 9% when adjusted for CitiStreet, due to increased hiring and salary increases, partially offset by lower performance-based compensation.

     During the first quarter of 2001, State Street issued one million shares of stock in conjunction with its acquisition of a majority interest in Bel Air Investment Advisors LLC. State Street purchased 200,000 shares of company stock in the quarter as part of its ongoing corporate stock purchase program. The program authorizes the purchase of an additional two million shares.

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     As previously announced, State Street has been monitoring the carrying value of its investment in Bridge Information Systems. Based on the facts available at March 31, the value of the investment was permanently impaired, and the company wrote off its total investment of $50 million.

     State Street will webcast its first quarter earnings conference call today, Tuesday, April 17, 2001, at 10:00 a.m. est, at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2625. Recorded replays of the earnings conference call will be available on the web site, and by telephone (+1 719/457-0820; confirmation code: 489010), beginning at 2:00 p.m. Tuesday.

     With $5.8 trillion in assets under custody and $703 billion under management, State Street Corporation is the world’s leading specialist in meeting the needs of sophisticated global investors. Offices are located in the United States, Canada, Chile, Cayman Islands, Netherlands Antilles, Ireland, United Kingdom, Netherlands, France, Belgium, Luxembourg, Switzerland, Germany, Czech Republic, United Arab Emirates, Russia, People’s Republic of China, Taiwan, South Korea, Japan, Singapore, Australia, and New Zealand. State Street Corporation’s common stock is traded on the New York Stock Exchange under the symbol STT. For more information, visit State Street’s web site at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 402/573-3644 outside those countries.

     This news release contains forward-looking statements, as defined by federal securities laws, that are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in the company's annual report and subsequent SEC filings. They include risks and uncertainties relating to the sustainability of worldwide economic growth, the value of global and regional financial markets, the extent of volatility in currency markets, the pace of cross-border investment activity, changes in interest rates, consolidations among clients and competitors, State Street’s business mix, and the pace at which State Street adds new customers or at which existing customers use additional services. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date of release, April 17, 2001; and the company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

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